Exhibit 99.1

Lennox International Appoints Chief Financial Officer

Dallas, July 14/PRNewswire-FirstCall/ — Lennox International Inc. (NYSE: LII) announced the appointment of Susan K. Carter as the company’s new chief financial officer, replacing current CFO Richard Smith who has resigned to pursue other interests. Smith will remain with the company to assist with the transition until Carter’s start date of August 16.

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Carter comes to LII from Cummins Inc., a $6.3 billion global power leader and manufacturer of engines, electric power generation systems, and engine-related products, where she had served as vice president, finance since 2002. Prior to her career at Cummins, she had been vice president and CFO, Transportation & Power Systems for Honeywell, Inc., formerly AlliedSignal, Inc. She had also previously served in senior financial management positions at AlliedSignal, Crane Cc., and DeKalb Corporation. Carter is a certified public accountant with a B.S. in Accounting from Indiana University and a M.B.A. from Northern Illinois University.

“Over the past 23 years of her career, Susan has acquired a tremendous range and depth of experience in financial management from both the business unit and corporate perspectives, most of it from working in senior positions in manufacturing organizations,” said Bob Schjerven, LII chief executive officer. “Her extensive knowledge and expertise will prove invaluable to us going forward.”

Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII”. Additional information is available at: www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

SOURCE Lennox International Inc.